Exhibit 10.31
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 3, 2009, by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and GARY L. KASEFF, a California resident (“Executive”).
RECITALS
     WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio stations, magazines, and related operations (together, the “Emmis Group”); and
     WHEREAS, Executive serves as Executive Vice President and General Counsel of Employer pursuant to the terms of his employment agreement dated March 1, 2008, as amended in December, 2008 (“2008 Employment Agreement”) and the Emmis Communications Corporation Change in Control Severance Agreement effective January 1, 2008 (“Change in Control Agreement”); and
     WHEREAS, it has been the intention of the parties that Executive continue providing services to Employer in a full-time capacity beyond the expiration of the term set forth in the 2008 Employment Agreement; and
     WHEREAS, Employer and Emmis Communications Corporation (“ECC”) have entered into an agreement with their lenders which, among other things, excludes from consolidated operating cash flow up to $10 million in contract termination expenses (“contract termination basket”); and
     WHEREAS, it is in the best interest of Employer to use the contract termination basket to buy out future financial obligations; and
     WHEREAS, consistent with the foregoing, Executive is willing to resign from his position as Executive Vice President and General Counsel and terminate the 2008 Employment Agreement and the Change in Control Agreement in exchange for compensation relative to the mutual termination of those agreements and the future services and obligations described therein and related thereto; and
     WHEREAS, in connection with the foregoing, Employer desires that Executive remain on the Board of Directors of ECC (“Board”); and
     WHEREAS, the parties desire Executive to provide services to Employer on a part-time basis pursuant to the terms and conditions of the 2008 Employment Agreement; and
     WHEREAS, the parties intend that the transition from full-time to part-time employment shall constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A so that Executive shall not be subject to taxes imposed pursuant to Section 409A.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Lump Sum Cash Payment; Termination of Agreements. On or before March 13, 2009, Employer shall make a lump sum cash payment to Executive of $1.2 million, subject to applicable taxes and withholdings as required by law (the “Cash Payment”). The Cash Payment shall be made without offset of any kind. Effective upon Executive’s receipt of the Cash Payment (the “Effective Date”), the Change in Control Agreement and the 2008 Employment Agreement shall terminate and be of no further force and effect; except, however, Section 16.11 of the 2008 Employment Agreement shall survive the termination of that agreement. Executive shall not receive any Base Salary or Automobile Allowance (each as defined in the 2008 Employment Agreement) attributable to the period from March 1, 2009 through March 12, 2009.
     2. Employment; Board.
     2.1 Employment. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive on a non-exclusive, part-time basis, and Executive hereby accepts employment with Employer. During the Term (as defined herein), Executive shall make himself available to Employer to complete such reasonable projects and assignments as may be assigned to him by the Chief Executive Officer of Employer and/or ECC or any successor in interest thereto. The parties intend that the transition from full-time to part-time employment shall constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A. Therefore, notwithstanding anything to the contrary contained herein, in no event will Executive be required or permitted to provide more than twenty (20) hours of service during any calendar month pursuant to this Section 2.1; provided, however, that the time spent by Executive serving as a director of ECC or its subsidiaries or affiliates shall not be included within the twenty (20) hours of service. Subject to the terms and conditions of this Section 2.1, Employer shall have no obligation to pay Executive the Base Salary, as defined herein, for any periods during which Executive fails or refuses to render services pursuant to this Section 2.1.
     2.2 Board. Subject to the terms of this Section 2.2, Executive shall remain a director of ECC through his current term as a director and thereafter Executive shall be nominated and shall stand for election as a member of the Board when his current term expires; provided, however, that if requested by Employer, Executive shall resign as a director of ECC at the expiration of such three year term. Executive shall be remunerated, as a director, in the same manner as directors of ECC who are not officers and employees of ECC; such remuneration shall be in addition to the Base Salary. For calendar year 2009, Executive shall be paid the full year’s director’s annual retainer in January, 2010, but shall be paid the fee for meetings based on meetings attended in person or by telephone after the Effective Date. Executive shall be entitled to the benefit of indemnification pursuant to the terms of Section 16.11. Subject to the foregoing, Executive shall serve during the Term without additional remuneration as a director of one (1) or more of Employer’s other subsidiaries or affiliates (other than ECC) if appointed to such position(s) by Employer and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 16.11. Notwithstanding anything to the contrary contained herein, Executive may resign at any time as a member of the Board (and as a director of any of Employer’s subsidiaries or affiliates) without affecting the parties’ rights and obligations hereunder (other than Executive’s right to receive remuneration as a director).
     3. Term. The term of this Agreement shall commence on the Effective Date and shall end on the earliest of: (a) the fifth (5th) anniversary of its commencement, (b) the date Executive secures full-time employment other than with Employer or any of its affiliates, (c) Executive’s death, (d) the “Incapacity Termination Date”, as defined in Section 11.1 or (e) the date this Agreement and Executive’s employment is terminated for Cause (as defined in Section 10.3) in accordance with the terms and conditions of Section 10. The term of part-time employment described in the preceding sentence shall be referred to herein as the “Term”. Each twelve (12) month period commencing on March 13 and ending on the following March 12 during the Term shall be referred to herein as a “Contract Year.” As used herein, “full-time employment” shall not include any one or more of the following situations in which Executive renders services to others: (a) being employed to work 30 hours or less per week ; (b) serving as a director on a number of boards; (c) being employed to work more than 30 hours per week on specified projects or transactions e.g. providing legal or consulting services in connection with a specific acquisition or divestiture; (d) being employed to work more than 30 hours per week; provided that such employment is for a specified period of time of one year or less; or (e) working in any capacity other than as an employee (e.g., as an independent contractor).
     4. Base Salary. Upon the terms and subject to the conditions set forth in this Agreement, for the services described in Section 2.1, Employer shall pay or cause to be paid to Executive an annualized base salary (the “Base Salary”) of $93,400, payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law, for each Contract Year during the Term.
     5. Equity. On March 2, 2009, Executive was granted an option (“Option”) to acquire One Hundred Seventy Five Thousand (175,000) shares of Class A Common Stock of ECC (the “Shares”). The Option has an exercise price per Share equal to 29.5 cents and shall be evidenced by a written grant agreement and be exercisable for Shares with such restrictive legends on the certificates in accordance with applicable securities laws and the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by ECC and generally used to make equity-based awards to management-level employees of the Emmis Group (the “Plan”). The Option shall have a ten year term commencing March 2, 2009 and vests one hundred percent (100%) on March 2, 2012. Subject to the above vesting schedule, Executive shall have the right to exercise the Option from time to time during the entire ten year term, notwithstanding any termination of part-time employment prior to expiration of the ten year term, unless Executive’s employment is terminated for Cause in accordance with Section 10. The Option is intended to satisfy the regulatory exemption from the application of Code Section 409A for certain options for service recipient shares, and they shall be administered accordingly. Any option granted to Executive prior to March 2, 2009 shall continue to vest and become exercisable during the Term and thereafter (to the extent not already exercisable as of the first day of the Term) in accordance with the applicable vesting schedule of each such option, and shall remain outstanding through the last day of the applicable option term provided under the applicable award agreement pursuant to which each such option was awarded, notwithstanding any termination of part-time employment prior to expiration of each such option term, unless Executive’s employment is terminated for Cause in accordance with Section 10. Ownership of any restricted Shares previously granted to Executive shall continue to vest (to the extent not already fully vested as of the first day of the Term) in accordance with the vesting schedule applicable to each grant, notwithstanding any termination of full-time or part-time employment, unless Executive’s employment is terminated for Cause in accordance with Section 10.
     6. Expenses. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term directly related to the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement. During the Term, Executive shall be provided with a PDA, computer, monitor and printer and shall remain on the Emmis network, all at no cost to Executive. During the Term, Employer shall reimburse Executive for the reasonable cost of compliance with his continuing education requirement. Under no circumstances shall the Employer’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however this requirement shall not alter the Employer’s obligation to reimburse Executive for eligible expenses on a current basis.
     7. Health Care Coverage. Throughout the Term, Executive and his dependents (as such term is defined in the applicable health plan of Employer) shall continue to participate in Employer’s health plan, to the extent permitted under the terms of such plan and at the expense of Employer, except for any premium co-payment or other similar amounts for which Executive would have otherwise been responsible pursuant to the terms of the plan. Employer will include as taxable income on Executive’s W-2 for each calendar year in which Executive participates in Employer’s health plan under this Agreement an amount equal to the cost of the premiums paid for such insurance. In the event that the terms of Employer’s health plan do not at any time during the Term permit Executive and/or his dependents to continue to participate in such plan, Employer shall reimburse Executive for the cost of securing substantially comparable health care coverage, as reasonably determined by Executive, (with no preexisting condition exclusion) for Executive and his dependents.

     8. Confidential Information.
     8.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop, proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer or any other member of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment hereunder for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
     8.2 Ownership of Materials. Employer shall solely and exclusively own all rights of every kind and nature in perpetuity and throughout the universe in: (i) the programs and broadcasts on which Executive appears or for which Executive renders services to Employer in any capacity; (ii) the results and proceeds of Executive’s services pursuant to this Agreement including, without limitation, those results and proceeds provided in connection with the creation, development, preparation, writing, editing or production by Executive or any employee of any member of the Emmis Group of any and all materials, properties or elements of any and all kinds for the programs on which Executive appears or for which Executive renders services (whether directly or indirectly); and (iii) any business, financial, sales or marketing plans and strategies, documents, presentations, or other similar materials, regardless of kind or character, each of which Executive acknowledges is a work specially ordered by Employer which shall be considered to be a “work made for hire” for Employer. Therefore, Employer shall be the author and copyright owner of the programs on which Executive appears or for which Executive renders services pursuant to this Agreement, the broadcasts and tapes or recordings thereof for all purposes without limitation of any kind, and all materials described in the immediately preceding sentence. All characters developed for the programs and broadcasts during the Term shall be solely and exclusively owned by Employer, including all right, title and interest thereto. The exclusive legal title to all of the aforesaid works and matters, programs, broadcasts, and materials and all secondary and derivative rights therein, shall belong, at all times, to Employer which shall have the right to copyright the same and apply for copyright registrations and copyright renewal registrations and to make whatever use thereof that Employer, in its sole and absolute discretion, deems advisable, including but not limited to rebroadcasts of programs or use of any portions of any program in the production or broadcast of other programs at any time, notwithstanding expiration of the Term or termination of this Agreement for any reason.
     8.3 Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 8 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 8, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 8 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
     9. Non-Interference; Injunctive Relief.
     9.1 Non-Interference. During the Term, and for a period of two (2) years immediately following the expiration of the Term, Executive shall not, directly or indirectly, take any action which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on-air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, Executive shall not solicit, hire or engage any on-air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
     9.2 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 9 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 9.1 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 9 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 9.1, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 9.1, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 9.1, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 9.1 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
     9.3 Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 9 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 9 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 9 shall be severable into its component parts, all as determined by such court or tribunal.
     10. Termination of Agreement by Employer for Cause.
     10.1 Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 10.3 below) in accordance with the terms and conditions of this Section 10.
     10.2 Effect of Termination. In the event of termination for Cause as provided in this Section 10:
     (i) Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 8 and 9, which shall survive the termination of this Agreement;
     (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date.
     10.3 Definition of Cause. For purposes of this Agreement, “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with Employer (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of Termination without Cause by the Employer) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties;

provided that Executive has not cured such failure or commenced such performance within 30 days after such demand is given to Executive, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to Employer or its affiliates. For purposes of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for Employer (or upon the instructions of Employer’s chief executive officer or another senior officer of Employer) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Cause shall not exist unless and until Employer has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. Employer must notify Executive of any event constituting Cause within ninety (90) days following Employer’s knowledge of its existence or such event shall not constitute Cause under this Agreement.
     10.4 Termination Without Cause. In the event that Employer defaults in its material obligations hereunder (which default remains uncured ten (10) days after notice from Executive) or terminates Executive’s employment hereunder prior to the expiration of the Term (other than for Cause, on account of Executive’s incapacity pursuant to Section 11, or on account of Executive’s death), at the election of Executive, Employer shall pay to Executive not later than two (2) weeks following such termination (in addition to any amounts payable under Section 1 or earned by Executive, but unpaid as of the termination date) a one-time, lump sum cash payment equal to $15,000 for each month from the date of termination of employment through March 12, 2014, prorated for any partial month. In addition, Executive’s ownership of any restricted Shares shall continue to vest, and Executive shall continue to have the right to exercise the Option and previously granted options in accordance with Section 5, notwithstanding such termination of employment, and Employer shall continue to provide the health care coverage in accordance with Section 7.
     11. Termination of Agreement by Employer for Incapacity.
     11.1 Termination. If Executive becomes unable to perform the services required by Section 2.1 because of ill health or physical or mental disability as reasonably determined by a physician selected by Employer, Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6)

months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this section is referred to herein as the “Incapacity Termination Date.”
     11.2 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Section 8 and 9 that shall survive the termination or expiration of this Agreement. After an Incapacity Termination Date, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Section 10.2(ii). Nothing in this Section 11 or in Section 12 shall affect the amount of any benefits which may be payable to Executive under any insurance plan or policy maintained by Employer or Executive or pursuant to any Employer company practice, plan or program applicable to Executive. In addition, Executive’s ownership of any restricted Shares shall continue to vest, and Executive shall continue to have the right to exercise the Option and previously granted options in accordance with Section 5, notwithstanding such termination of employment.
     12. Death of Executive. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after Executive’s date of death, pay or grant to Executive’s estate or designated beneficiary those amounts described in Section 10.2(ii). In addition, Executive’s ownership of any restricted Shares shall continue to vest, and Executive’s estate or designated beneficiary shall continue to have the right to exercise the Option and previously granted options in accordance with Section 5, notwithstanding such termination of employment.
     13. Gross Up for Taxes Imposed Under Code Section 409A.
     13.1 Employer’s Gross-Up Obligation. This Agreement is intended to comply with Code Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. If, however, Executive pays taxes imposed pursuant to Code Section 409A, Employer shall reimburse Executive to the extent provided in Section 13.2 or 13.3.
     13.2 Reimbursement by Agreement. If, before Executive’s tax return due date for the year in which an amount is paid hereunder, (i) Employer reasonably determines that part or all of the amounts payable pursuant to this Agreement during the year was subject to taxes under Code Section 409A, or (ii) Executive reasonably determines that part or all of such amounts was subject to taxes under Code Section 409A, and Employer agrees with Executive’s determination (such agreement not to be unreasonably withheld, conditioned or delayed), Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 13.2 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     13.3 Reimbursement following Audit. If Employer does not report any portion of the amounts payable to Executive hereunder as subject to taxes under Code Section 409A, and as a result of a later tax audit by the Internal Revenue Service, Executive is required to pay taxes under Code Section 409A, Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment, any interest and penalties imposed on Executive for the failure to make timely payment of such taxes (with respect to any period before the end of the audit), and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 13.3 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     14. Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation, or other event, the number and class of Shares and/or Options and/or restricted Shares awarded to Executive (and any applicable Option exercise price) shall be adjusted by the Compensation Committee of the Board (“Compensation Committee”) in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan and any applicable option agreement or restricted stock agreement evidencing such grants. The determination of the Compensation Committee shall be conclusive and binding. All adjustments pursuant to this Section shall be made in a manner that does not result in taxation to the Executive under Code Section 409A.
     15. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is three (3) days after the date of mailing, if sent via the U.S. postal service, first-class, postage-prepaid, (b) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or DHL only) will make such delivery, if sent via such overnight delivery service, first-class, postage prepaid, or

(c) the date such delivery is made, if delivered in person to the notice party specified below. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
     (i) If to Employer:
Legal Department
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
     (ii) If to Executive, to Executive at Executive’s residence address in the personnel records of Employer.
     16. Miscellaneous.
     16.1 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.
     16.2 Internal Revenue Code Section 409A. To the extent required by Code Section 409A(a)(2)(B)(i) and the regulations thereunder, if Executive is a “specified employee” for purposes of such Section, payments on account of Executive’s separation from service shall be delayed to the earliest date permissible under Code Section 409A(a)(2)(B)(i). For purposes of this Agreement, “termination of employment”, “terminates employment”, or any variation of such term shall mean “separation from service” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i)
     16.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
     16.4 Benefits-related Agreements. Restricted stock, option and other benefits-related agreements shall continue in full force and effect, modified only to the extent expressly provided for herein. Executive’s interest in the Employer’s 401K plan is fully vested and Executive shall be entitled to continue full participation in that plan.
     16.5 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 16.7 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
     16.6 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Except as otherwise provided for herein: (i) the failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision, and (ii) no waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
     16.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary by written notice to Employer (or to any applicable insurance company).
     16.8 Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
     16.9 Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 16.9.
     16.10 Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.
     16.11 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
     16.12 Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with Employer or involving the failure or refusal of Employer to perform fully in accordance with the terms hereof, Employer shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof); provided, however, Executive shall be required to repay any such amounts to Employer to the extent that a court or an arbitration panel issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth that Executive has not wholly or partially prevailed on at least one material issue in dispute. The amount of expenses eligible for reimbursement in one year pursuant to this Section shall not affect the amount of expenses eligible for reimbursement in any following year. Under no circumstances shall Employer’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however, this requirement shall not alter Employer’s obligation to reimburse Executive for eligible expenses on a current basis.
     16.13 Waiver of Insurance Reimbursement. Executive waives the right to receive a reimbursement under Section 6.2 of the 2008 Employment Agreement for the contract year ending February 28, 2009.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)

By:	/s/ Jeffrey H. Smulyan Jeffrey H. Smulyan
Chief Executive Officer

GARY L. KASEFF (“Executive”)

/s/ Gary L. Kaseff

Gary L. Kaseff